Exhibit 10.5

Warrant Subscription Agreement

BETWEEN

BENNETT COLEMAN & CO. LTD.

AND

YATRA ONLINE PRIVATE LIMITED

AND

YATRA ONLINE (CYPRUS) LIMITED

AND

YATRA ONLINE, INC.

This Warrant Subscription Agreement is executed in New Delhi on this 20th day of June, 2011, by and between:

BENNETT, COLEMAN & CO. LTD., an existing company within the meaning and provisions of the Companies Act, 1956, with its registered office at The Times of India Building, Dr. D.N. Road, Mumbai 400 001 and having its corporate office at Times House, 7, Bahadur Shah Zafar Marg, New Delhi, 110103 (hereinafter referred to as “BCCL”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART;

AND

YATRA ONLINE PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 1956, and having its registered office at 93B, Mittal Court, Nariman Point, Mumbai – 400021 and corporate office at Unit No. 1101-1103, Eleventh Floor, Tower B, Unitech Cyber park, Sector 39, Gurgaon, (hereinafter referred to as the “Company”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the SECOND PART;

AND

YATRA ONLINE (CYPRUS) LIMITED, a company established under the laws of Cyprus and having its registered and corporate office at 115 Griva Digeni, 3101 Limassol, Cyprus, (hereinafter referred to as the “Parent”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns), of the THIRD PART;

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AND

YATRA ONLINE, INC., a company incorporated under the laws of Cayman Islands and having its registered and corporate office at M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (hereinafter referred to as “Ultimate Parent”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns), of the FOURTH PART;

(BCCL, the Company, the Parent, and the Ultimate Parent are hereinafter referred to as such, or individually as “Party” and collectively as “Parties”. The Parent, and the Ultimate Parent are hereinafter collectively referred to as the “Promoter Group”).

WHEREAS:

A.	The Company is engaged in the business of travel related products and services. The Company provides its travel products and services through different channels to various customer base.

B.	As of the date of this Agreement, the authorized capital of the Company is Rs. 10,00,00,000/- (Rupees Ten Crore only) divided into 1,00,00,000 (One Crore) equity shares of Rs. 10/- (Rupees Ten only) each. As of the date of this Agreement, the total issued and paid-up capital of the Company is Rs. 4,53,40,280/- (Rupees Four Crore Fifty Three Lakh Forty Thousand Two Hundred and Eighty only) divided into 45,34,028 (Forty Five Lakh Thirty Four Thousand and Twenty Eight) equity shares of face value of Rs.10/- (Rupees Ten) each.

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C.	The Parent holds 100% of the issued and subscribed share capital of the Company (one share is held by Ultimate Parent in the capacity of a nominee as required under section 187C of the Indian Companies Act, 1956) and the Ultimate Parent holds 100% of the issued and subscribed share capital of the Parent.

D.	BCCL is desirous of subscribing to the Warrant (as defined hereinafter) of the Company which Warrant shall be subscribed to on such terms and conditions on exercise of which BCCL can inter alia subscribe to Shares in the event the Common Stock/Shares of the Parent/ Ultimate Parent/Company gets listed on a Recognised Stock Exchange (as defined hereinafter), within the Term of this Agreement or upon a Change of Control of the Company or the Ultimate Parent.

E.	Subsequent to such exercise of the Warrant and upon the allotment of the Shares to BCCL, BCCL shall have the right to require the Parent to purchase all the Shares held by BCCL. Further, the Ultimate Parent guarantees the aforesaid purchase of BCCL Shares by the Parent.

F.	The Company, Parent, and the Ultimate Parent have agreed to issue the Warrant to BCCL inter alia on the abovementioned terms and have assured BCCL that they would facilitate the exit of BCCL from the Company upon listing of the Common Stock/Shares of the Parent/Ultimate Parent/Company or upon a Change of Control of the Company,—or the Ultimate Parent in the manner set out in this Agreement.

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G.	Based on and relying upon the representations, warranties and covenants of the Company and the Promoter Group and the business plans of the Company as provided by the Company, the Parent and the Ultimate Parent, BCCL is desirous of subscribing to, and the Company is desirous of issuing Warrant (as defined hereinafter) of the Company to BCCL.

NOW, THEREFORE, the Company, the Promoter Group and BCCL, in consideration of the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth in this Agreement, and intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless the context otherwise requires or unless otherwise defined or provided for herein, the capitalised terms used in this Agreement shall have the following meanings:

(a)	“Act” shall mean the Companies Act, 1956, and includes any other statutory amendment, from time to time, and any other statutory enactment thereof;

(b)	“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by that Person, any entity that controls, directly or indirectly, that Person, or any entity under common control with that Person or, in the case of a natural person, any Relative (as such term is defined in the Act) of such Person. For the purpose of this definition:

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(i)	control means the power to direct the management and policies of an entity whether through the ownership of voting capital, by contract or otherwise, and

(ii)	A holding or subsidiary company of any entity shall be deemed to be an Affiliate of that entity;

(c)	“Agreement” shall mean this Warrant Subscription Agreement and shall include any Exhibits, which may be annexed to this Agreement and any amendments or modifications, made to this Agreement by the Parties in writing;

(d)	“BCCL Demat Account” shall mean the demat account of BCCL bearing the following details: -

DP ID: IN301549

Client ID: 15416455

DP Name: HDFC Bank Ltd.

Depository: NSDL;

(e)	“BCCL Share Allotment Date” shall mean the date of allotment of the BCCL Shares to BCCL, upon exercise of the Warrant;

(f)	“BCCL Shares” shall mean such number of Shares allotted to BCCL on exercise of the Warrant, at any point of time, in terms of Article 2.2 below;

(g)	“Business” shall mean the business of the Company as stated in Recital A above;

(h)	“Business Day” shall mean a day on which scheduled commercial banks are open and working in their regular course of business in New Delhi, India;

(i)	“Change of Control” shall mean

(i)	In relation to the Ultimate Parent, the shareholders of the Ultimate Parent, as of the date hereof, ceasing to hold 50% (Fifty percent) of the issued and subscribed equity share capital of the Ultimate Parent and 1 (One) Common Stock, whether directly or indirectly (including through their affiliates), due to any Transfer of Common Stock by the said shareholders, issuance of fresh Common Stock by the Ultimate Parent, or any merger or amalgamation of the Ultimate Parent resulting in the above.

(ii)	In relation to the Company, the Ultimate Parent, ceasing to hold 50% (Fifty percent) of the issued and subscribed equity share capital of the Company and 1 (One) Share, whether directly or indirectly (including through its Affiliates), due to any Transfer of Common Stock by the Ultimate Parent (directly or indirectly), issuance of fresh Common Stock by the Company, or any merger or amalgamation of the Company resulting in the above.

(j)	“Closing” shall mean the issue of and the subscription by BCCL to the Warrant in accordance with Article 4;

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(k)	“Closing Date” shall mean the date of allotment of the Warrant to BCCL;

(l)	“Competitor” shall mean any entity directly and indirectly engaged in the business of online or offline travel;

(m)	“Common Stock” shall, with respect to Ultimate Parent, mean ordinary shares having a par value of US$ 0.0001 per ordinary share with one vote per ordinary share and with respect to Parent shall mean ordinary shares having a par value of € 1.71 per ordinary share with one vote per ordinary share;

(n)	“Conditions Precedent” shall have the meaning as set out in Article 3.1;

(o)	“Defaulting Party” shall have the meaning as set out in Article 9.2;

(p)	“ESOP” shall refer to employee stock option plans/schemes of the Ultimate Parent/Parent;

(q)	“Exchange Rate” shall be the reference rate as indicated on the website of Reserve Bank of India (“RBI”) on the date on which the Common Stock commences trading on a Recognised Stock Exchange, pursuant to the completion of the IPO by the Ultimate Parent/Parent;

(r)	“Formula Price” shall mean the Subscription Price calculated in terms of Article 2.2.1;

(s)	“Governmental Agency” shall mean the Government of India or any State of the Union of India or any department thereof, any semi-governmental or judicial or quasi judicial Person in India or any Person (whether autonomous or not) who is charged with the administration of an Indian law;

(t)	“ICDR Regulations” shall mean the Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2009, and includes any other statutory amendment, from time to time, and any other statutory enactment thereof;

(u)	“Indian GAAP” shall mean generally accepted accounting principles in the Republic of India consistently applied;

(v)	“Intellectual Property” shall include (a) copyrights and all renewals thereof; (b) trademarks, trade names, service marks, service names, logos and corporate names, both primary and secondary, together with all goodwill associated therewith and including, without limitation, all translations, adaptations, combinations and derivations of each of the foregoing, (c) trade secrets and other confidential information (including proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information); (d) all other intellectual property, including but not limited to design rights, trade names, information technology, inventions, patents, domain names; and (e) all registrations and applications for registration, extension or renewal filed anywhere in the world for each of the foregoing;

(w)	“IPO” shall mean an initial public offering of the shares of the Company or the Parent or the Ultimate Parent, including listing of Shares and/or Common Stock on a Recognised Stock Exchange;

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(x)	“Law” shall mean and include all applicable statutes, enactments, acts of legislature or parliament, laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any government, statutory authority, tribunal, board, court or recognized stock exchange of India, Cyprus or Cayman Islands or any other applicable jurisdiction;

(y)	“Lien” shall mean any mortgage, pledge, security interest, charge, lien, option, pre-emptive right, adverse claim, title retention agreement or other encumbrance of any kind, or a contract to give or refrain from giving any of the foregoing, including any restriction imposed under applicable Law or contract on the transferability of the Shares or other securities;

(z)	“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change, development or effect that is, or may reasonably be, materially adverse to the valuation, business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Company or the Promoter Group or (b) material impairment of the ability of the Company or the Promoter Group to perform their respective obligations hereunder;

(aa)	“Net Warrant Exercise Amount” shall have the meaning as set out in Article 4.4.4(a);

(bb)	“Non-Defaulting Party” shall have the meaning as set out in Article 9.2;

(cc)	“Option Price” shall have the meaning as set out in Article 8.1.1;

(dd)	“Person” shall mean and include an individual, an association, a company, a partnership firm, a joint venture, a trust, an unincorporated organisation, a joint stock company or other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity;

(ee)	“Put Option Notice” shall have the meaning as set out in Article 8.1.1;

(ff)	“Recognised Stock Exchange” with respect to the Company shall mean National Stock Exchange of India Ltd. and Bombay Stock Exchange Ltd., and with respect to the Parent or the Ultimate Parent shall mean NASDAQ and NYSE or any other recognised international Stock Exchange;

(gg)	“Shares” shall mean equity shares having a par value of Rs. 10/- (Rupees Ten only) per equity share, with one vote per equity share, of the Company;

(hh)	“Subscription Price” shall be the price per Share at which Shares are issued and allotted to BCCL upon exercise of the Warrant, as determined in accordance with Article 2.2.1;

(ii)	“Subscription Shares” shall collectively mean the BCCL Shares and shares or other securities of the Company issued or Transferred in replacement or in consideration of the BCCL Shares;

(jj)	“Transfer” shall mean to transfer, sell, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law or in any other way subject to any encumbrance or dispose of, whether or not voluntarily, provided that, any pledge of Shares in favour of any bank or financial institution, in connection with a bona fide lending transaction, shall not constitute ‘Transfer’] and the Company shall inform BCCL about any such pledge within 7 days of execution of the relevant agreements;

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(kk)	“Transfer Notice” shall have the meaning as set out in Article 8.3.2;

(11)	“Warrant” shall mean 1 (One) warrant of the Company, giving a right to BCCL to subscribe to such number of Shares aggregating to the Warrant Exercise Amount at the Subscription Price, at any time during the Warrant Exercise Period upon the occurrence of the events stated in Article 2.2.3 hereunder, in accordance with the provisions of this Agreement and the terms of issue of the Warrant as stated in the Warrant Certificate;

(mm)	“Warrant Certificate” shall mean a certificate representing the Warrant and the terms and conditions of such Warrant and shall be as per the format annexed as Exhibit 1 hereto;

(nn)	“Warrant Exercise Amount” shall mean the value of the Warrant, being Rs. 30,00,00,000/- (Rupees Thirty Crores only);

(oo)	“Warrant Exercise Period” shall have the meaning as set out in Article 2.2.3;

(pp)	“Warrant Notice” shall have the meaning as set out in Article 4.4.1; and

(qq)	“Warrant Subscription Amount” shall mean the up-front price of the Warrant being Rs. 3,00,00,000/- (Rupees Three Crore only) payable by BCCL for allotment of the Warrant;

1.2	Interpretation

1.2.1	Any reference in this Agreement to any statute or statutory provision shall be construed as including a reference to that statute or statutory provision as from time to time amended, modified, extended or re-enacted from the date hereof and to delegated legislation made under the provision from time to time.

1.2.2	The meanings set forth for defined terms in this Article and all pronouns shall be equally applicable to both the singular and plural, masculine, feminine or neuter forms as the context may require.

1.2.3	All references to accounts and financial statements, whether audited or provisional, are to accounts and financial statements arrived at in accordance with Accounting Standards 21, 23 and 27, as mandated by the Institute of Chartered Accountants of India.

1.2.4	All references to Articles are to articles of this Agreement.

1.2.5	All references in this Agreement to Exhibits are to exhibits in or to this Agreement unless otherwise specified therein. The Exhibits are an integral part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the entire Agreement or specified Articles of this Agreement, as the case may be. The words “include”, “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.

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1.2.6	All references in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, restated, supplemented or replaced from time to time in accordance with the terms thereof and to include any side letters executed in connection therewith, except as otherwise provided in this Agreement.

1.2.7	The headings/captions of the several Articles and clauses of this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision therein.

1.2.8	Time is of the essence in the performance of the Parties’ respective obligations. Any time period specified herein may be extended only if confirmed in writing by the Parties, and such extended time shall also be of the essence.

ARTICLE 2

SUBSCRIPTION TO WARRANT

2.1	Subject to the fulfilment of the Conditions Precedent, BCCL hereby agrees to subscribe to and the Company agrees to issue and allot to BCCL on a preferential basis, the following:

2.1.1	The Warrant, for a consideration of Rs. 3,00,00,000/- (Rupees Three Crore only), being the Warrant Subscription Amount.

2.2	The terms of issue and exercise of the Warrant shall be as follows:

2.2.1	The Warrant entitles BCCL to subscribe to and be allotted the BCCL Shares, calculated as follows:

BCCL Shares = Warrant Exercise Amount ÷ Subscription Price

“Subscription Price” shall be the price per Share equivalent to the par value of a Share. Provided that if the price (“Z”) calculated in terms of the equation below is greater than the par value of the Share, then the Subscription Price shall be Z,

Z = X/Y, where

X = either (a) or (b) where

(a) = either (i) in the event of an IPO of the Parent/Ultimate Parent, the aggregate valuation of Common Stock of the Parent/ Ultimate Parent arrived at for the purposes of IPO of the Parent/ Ultimate Parent, based on the initial “price to public” specified in the final prospectus related to such IPO, converted into INR at the Exchange Rate or (ii) in the event of an IPO of the Company, the mid-price of the proposed IPO price band for such IPO (as adopted by the board of directors of the Company), less applicable discount calculated as follows:

In relation to an IPO of the Parent/Ultimate Parent

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•	5% of such valuation of the Parent/ Ultimate Parent, if the IPO occurs, within the first 12 months from the Closing Date

•	7.5% of such valuation of the Parent/ Ultimate Parent, if the IPO occurs, after the expiry of 12 months but within 18 months from the Closing Date;

•	10% of such valuation of the Parent/ Ultimate Parent, if the IPO occurs, after the expiry of 18 months but within 24 months from the Closing Date;

•	15% of such valuation of the Parent/ Ultimate Parent, if the IPO occurs, after the expiry of 24 months but within 36 months from the Closing Date;

•	20% of such valuation of the Parent/ Ultimate Parent, if the IPO occurs, after the expiry of 36 months but within 48 months from the Closing Date

In relation to an IPO of the Company

•	5% of the mid-price of the proposed IPO price band of the Company (as adopted by the board of directors of the Company), in the event of Shares of the Company being listed on a Recognized Stock Exchange in India, within the first 12 months from the Closing Date;

•	7.5% of the mid-priceof the proposed IPO price band of the Company (as adopted by the board of directors of the Company), in the event of Shares of the Company being listed on a Recognized Stock Exchange in India, after the expiry of 12 months but within 18 months from the Closing Date;

•	10% of the mid-price of the proposed IPO price band of the Company (as adopted by the board of directors of the Company), in the event of Shares of the Company being listed on a Recognized Stock Exchange in India, after the expiry of 18 months but within 24 months from the Closing Date;

•	15% of the mid-price of the proposed IPO price band of the Company (as adopted by the board of directors of the Company), in the event of Shares of the Company being listed on a Recognized Stock Exchange in India, after the expiry of 24 months but within 36 months from the Closing Date;

•	20% of the mid-price of the proposed IPO price band of the Company (as adopted by the board of directors of the Company), in the event of Shares of the Company being listed on a Recognized Stock Exchange in India, after the expiry of 36 months but within 48 months from the Closing Date.

Or

(b) in the event of a proposed Change of Control of the Ultimate Parent or the Company, the price per Common Stock/Share with respect to the event resulting in such Change of Control;

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Less applicable discount calculated as follows:

In relation to an Change of Control of the Ultimate Parent/Company

•	5% of such valuation of the Ultimate Parent/Company, if the proposed Change of Control (as mentioned in (b) above) occurs, within the first 12 months from the Closing Date

•	7.5% of such valuation of the Ultimate Parent/Company, if the proposed Change of Control (as mentioned in (b) above) occurs, after the expiry of 12 months but within 18 months from the Closing Date;

•	10% of such valuation of the Ultimate Parent/Company, if the proposed Change of Control (as mentioned in (b) above) occurs, after the expiry of 18 months but within 24 months from the Closing Date;

•	15% of such valuation of the Ultimate Parent/Company, if the proposed Change of Control (as mentioned in (b) above) occurs, after the expiry of 24 months but within 36 months from the Closing Date;

•	20% of such valuation of the Ultimate Parent/Company, if the proposed Change of Control (as mentioned in (b) above) occurs, after the expiry of 36 months but within 48 months from the Closing Date

In the event of an IPO of the Company, the relevant entity shall furnish to BCCL, the resolution of its board of directors, adopting the proposed IPO price band, in relation to such IPO.

In the event of a proposed Change of Control of the Ultimate Parent/Company (as mentioned in (b) above), the relevant entity shall, and the Promoter Group shall cause such entity to, provide BCCL with a copy of the agreement for the relevant event resulting in the Change of Control (if any) and/or a resolution of the board of directors of the relevant entity approving the transaction, as the case may be in any event prior to effective date of such Change of Control. All costs incurred in this regard shall be borne by the Ultimate Parent /Company alone.

Y = (Number of issued and subscribed Shares immediately prior to exercise of the Warrant + Shares allocated under any and all ESOPs (on an as if converted basis).

The Company shall provide BCCL a prospectus/statutory document/resolution of its Board of Directors confirming the total number of issued and subscribed shares of the Company and shares vested under ESOP as on the date of allotment of BCCL Shares to BCCL by the Company.

2.2.2	BCCL, at its sole discretion, shall be entitled to exercise the Warrant (as per the procedure laid down in Article 4.4 of this Agreement), upon the occurrence of the events stated in Article 2.2.3 and the provision of all the certificates/ documents stated in Article 2.2.1

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2.2.3	The Warrant may be exercised at any time, within a period, of 4 (Four) years from the Closing Date (“Warrant Exercise Period”), upon the occurrence of (a) an IPO of the Ultimate Parent or the Parent within 60 (sixty) days from the date of listing of the Shares of the Ultimate Parent/ Parent on a Recognised Stock Exchange or in case of an IPO of the Shares of the Company after the appointment of a lead manager for such IPO and prior to the filing of the Red Herring Prospectus of the Company with the Securities and Exchange Board of India, or (b) prior to a proposed event resulting in a Change of Control of the Company / Ultimate Parent.

2.2.4	(a)	It is hereby agreed, that if none of the events stated in Article 2.2.3 above occur within the Warrant Exercise Period, BCCL shall have the option to not exercise the Warrant and acquire the Shares under the Warrant and in such event, the Warrant Subscription Amount shall be forfeited by the Company and the Warrant shall lapse.

(b)	It is hereby agreed that if the events stated in Article 2.2.3 occur and Warrant is not exercised by BCCL, the Warrant Subscription Amount shall be forfeited by the Company and the Warrant shall lapse.

2.2.5	Subject to Article 6.3 and 8.3 of this Agreement, it is hereby agreed that BCCL shall not have the right to transfer the Warrant, in any manner to any third party. Notwithstanding anything to the contrary in this Agreement BCCL shall have the right to transfer the Warrants to its affiliate or subsidiary or any other group entities.

2.3	In case of issue of bonus Shares or split/subdivision of Shares, the Subscription Price and the BCCL Shares shall accordingly stand adjusted.

2.4	The Subscription Shares allotted to BCCL in accordance with Article 2.2 above read with Article 4.4 respectively, shall rank pari-passu in all respects and identical with the existing Shares, with reference to all rights and benefits, including but not limited to voting rights, dividends, stock splits, bonus and/or rights issuance and so on.

2.5	The Company shall be entitled to utilise the aggregate consideration paid by BCCL towards the Warrant for any purpose whatsoever, including for building brands of the Company.

ARTICLE 3

CONDITIONS PRECEDENT

3.1	The obligation of BCCL to subscribe to the Warrant of the Company and the obligation of the Company to issue and allot the Warrant to BCCL shall be subject to the satisfaction or waiver by an instrument in writing by BCCL or the Company, as the case may be, of the following conditions (“Conditions Precedent”):

3.1.1	The board of directors of the Company approving the preferential issue and allotment of the Warrant in terms of Article 2.1 in favour of BCCL in terms of this Agreement;

3.1.2	The board of directors of the Company and each member of the Promoter Group or a committee thereof approving the execution of this Agreement by the Company;

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3.1.3	The shareholders of the Company at a general meeting of the Company shall have approved the issuance and allotment of the Warrant in terms of Article 2.1 to BCCL by way of a special resolution;

3.1.4	The board of directors of the Company or a committee thereof ratifying the execution of this Agreement by the Company;

3.1.5	The Shareholders of the Company shall have passed a resolution for approval of the amendment to the Articles of Association of the Company to enable the Company to issue and allotment of the Warrant in terms of Article 2.1 on a preferential basis and BCCL shall have received a certified true copy of such amended Articles of Association of the Company.

3.1.6	The Shareholders of the Company shall have passed a resolution for approval of the amendment of the Articles of Association of the Company by incorporating the following, which shall come into effect from the date hereof:

3.1.6.1	The Company has allotted Warrants to BCCL vide Warrant Subscription Agreement dated June 20, 2011, which provides BCCL rights including subscription to equity shares, access to information and exit, irrespective of any future amendments to this Articles of Association.”

3.1.6.2	“Article 22 of the Articles of Association of the Company shall not be applicable to the BCCL Shares.”

3.1.7	BCCL shall have received from the Company certified true copies of the resolutions referred to in Article 3.1.1 to 3.1.5 above and a certified true copy of the articles of association amended in terms of Article 3.1.6;

3.1.8	The board of directors of BCCL or a committee thereof approving the investment by BCCL in the Company and the Company shall have received a certified true copy of the approval of the Board of Directors of BCCL or a committee thereof for the investment in the Company;

3.1.9	The Company shall, and the Promoter Group shall cause the Company to ensure that the authorised capital of the Company is sufficient for the issue of Shares to BCCL upon exercise of all the Warrant;

3.1.10	The board of directors of the Parent or a committee thereof shall have approved the execution of this Agreement by the Parent;

3.1.11	The board of directors of the Parent or a committee thereof shall have approved the purchase of BCCL Shares in the event BCCL issues a Put Option Notice in accordance with the terms hereof;

3.1.12	The board of directors of the Parent or a committee thereof shall have ratified the execution of this Agreement by the Parent;

3.1.13	The board of directors of the Ultimate Parent or a committee thereof shall have approved the execution of this Agreement by the Ultimate Parent;

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3.1.14	The board of directors of the Ultimate Parent or a committee thereof shall have ratified the execution of this Agreement by the Ultimate Parent;

3.1.15	The Ultimate Parent shall have executed a Deed of Guarantee in favour of BCCL, guaranteeing its obligations in terms of Article 8.1.2 of this Agreement, in a form acceptable to BCCL; and

3.1.16	The board of directors of the Ultimate Parent or a committee thereof shall have approved the guarantee given by the Ultimate Parent in terms of Article 8.1.2 for purchase of the Shares held by BCCL out of the issue of IPO proceeds.

ARTICLE 4

CLOSING & EXERCISE OF WARRANT

4.1	The Closing shall take place within 15 (Fifteen) Business Days from the date of fulfilment of all the Conditions Precedent by each Party and receipt of intimation of the same by the relevant Party to the other Parties, at the registered office of the Company or such other place or within such extended time period as may be agreed between the Parties.

4.2	All transactions contemplated by this Agreement to be consummated at Closing shall be deemed to occur simultaneously and no such transaction shall be consummated unless all such transactions are consummated.

4.3	On the Closing Date:

4.3.1	BCCL shall have paid in full the Warrant Subscription Amount by way of a pay order or cheque or demand drafts in favour of the Company; and

4.3.2	The board of directors of the Company or a committee thereof shall take the necessary corporate action for issuance and allotment of the Warrant to BCCL in terms of Article 2.1 including passing the necessary resolutions and incorporating the necessary entries in its corporate and statutory registers. Upon the completion of these steps by the Company, the Company shall hand over to BCCL, or its authorised representative, the Warrant Certificate relating to the Warrant and allotted in terms of Article 2.1, in the name of BCCL. The Company shall provide BCCL with a certified true copy of the board resolution allotting such Warrant.

4.4	Exercise of Warrant

4.4.1	At any time, during the Warrant Exercise Period (upon occurrence of the events, as stated in Article 2.2.3), BCCL may exercise its rights under the Warrant and subscribe to the BCCL Shares in relation thereto, by serving a notice in writing to the Company (“Warrant Notice”), specifying its intention to exercise the Warrant as per terms hereof.

4.4.2	The BCCL Share Allotment Date shall not be later than 7 (Seven) Business Days from the date of the Warrant Notice.

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4.4.3	The relevant Warrant Certificate and other documents required to be surrendered / executed by BCCL in relation to the exercise of the Warrant, shall be delivered by BCCL to the Company along with the Warrant Notice.

4.4.4	On the BCCL Share Allotment Date at a place and time mutually agreed between the Parties, the following actions shall take place:

(a)	Pursuant to BCCL exercising its option to subscribe to the BCCL Shares, BCCL shall pay an amount equivalent to the Warrant Exercise Amount less the Warrant Subscription Amount (“Net Warrant Exercise Amount”), by way of a cheque or pay order in favour of the Company; and

(b)	The board of directors of the Company or a committee thereof shall:

(i)	Take necessary corporate action for issuance and allotment of the BCCL Shares to BCCL including passing the necessary resolutions and incorporating the necessary entries in its corporate and statutory registers.

(ii)	Enter the name of BCCL as a member in the register of members of the Company with respect to the BCCL Shares issued to it on BCCL Share Allotment Date.

(iii)	Upon the completion of the above steps by the Company, the Company shall hand over to BCCL, or its authorised representative, the share certificate relating to such BCCL Shares in the name of BCCL along with a certified copy of the relevant extracts of the register of members of the Company, evidencing the membership of BCCL in the Company in respect of such BCCL Shares. The Company shall provide BCCL with a certified true copy of the board resolution allotting such BCCL Shares.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.	The Promoter Group’s and Company’s representations and warranties

The Promoter Group and the Company hereby, jointly and severally represent and warrant the following to BCCL:

5.1.1	The Company is duly incorporated and validly existing under the laws of India and has all necessary power, capacity and authority, including but not limited to, all material governmental licenses, consents and approvals necessary to own its assets and properties and to carry on its business as conducted on the date hereof;

5.1.2	The Parent is duly incorporated and validly existing under the laws of Cyprus and has all necessary power, capacity and authority, including but not limited to, all material governmental licenses, consents and approvals necessary to own its assets and properties and to carry on its business as conducted on the date hereof;

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5.1.3	The Ultimate Parent is duly incorporated and validly existing under the laws of the Cayman Islands and has all necessary power, capacity and authority, including but not limited to, all material governmental licenses, consents and approvals necessary to own its assets and properties and to carry on its business as conducted on the date hereof;

5.1.4	The execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company and/or Promoter Group as the case may be. This Agreement constitutes valid and legally binding obligations of the Company and/or the Promoter Group, as the case may be, enforceable in accordance with its terms and the performance hereof does not and shall not contravene, violate or constitute a default of or require any consent or notice under any provision of any agreement or other instrument to which the Company and/or any of the Promoter Group, as the case may be is a party to or by which the Company and/or any of the Promoter Group, as the case may be is or may be bound;

5.1.5	The Warrant to be issued in accordance with the terms of this Agreement will be available for subscription by BCCL and will be free from any Liens whatsoever at the time of the issue and allotment of the Warrant;

5.1.6	As on the date of this Agreement, the total issued and subscribed capital of the Company is Rs.4,53,40,280 /- (Rupees Four Crore Fifty Three Lakh Forty Thousand Two Hundred and Eighty only) divided into 45,34,028 (Forty five Lakh Thirty Four Thousand and Twenty Eight)equity shares of Rs 10/- (Rupees Ten only) each. Each Share of the Company entitles its holder to exercise one vote at general meetings of the Company and the Company has not issued any Shares with disproportionate or differential voting rights. Till date, no Shares have been issued to any employees under an ESOP of the Company.

5.1.7	The Company has good right, title and interest in and to the assets of the Company (which shall in no way be adversely affected by the transactions contemplated in this Agreement) and all benefits, advantages, goodwill and other rights attaching and incidental to the assets shall continue to remain with the Company;

5.1.8	The Company and the Promoter Group have materially complied with all material Laws as may be applicable to them and to the Business. All documents and returns required to be filed with relevant authorities including regulatory authorities have been duly filed by the Company and the Promoter Group and there are no proceedings pending which will have a material impact on this Agreement;

5.1.9	The Company has been granted, is in possession of and there are now in full force and effect all material approvals, permits, authorisations, consents and licenses necessary for carrying on the Business. The Company has complied with all conditions attached to the material approvals, permits, authorisations, consents and licenses referred to above and there are no investigations, proceedings, enquiries or other similar circumstances which indicate that any such approvals, consents and licenses are likely to be revoked, cancelled, suspended, modified or not received;

5.1.10	Except the necessary corporate actions on the part of the Company, no governmental authorisation, order, ruling or filing is required on the part of the Company, in connection with the execution, delivery and performance of this Agreement;

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5.1.11	The Company has filed all tax returns for all taxes required by Law to have been filed, and all such tax returns are complete and reflect the taxes payable by the Company till the date of filing. For the purposes of this Article 5.1.11, taxes (or tax) shall include without limitation all taxes (including income tax, sales tax, customs duty, excise), withholding obligations and similar charges of any jurisdiction and shall include any interest, fines, and penalties related thereto;

5.1.12	The Company has no material obligations or liabilities of any nature (whether accrued, absolute, contingent, matured, unmatured or otherwise) other than those incurred in the ordinary course of business and consistent with past practice and as reflected in the audited financial accounts of the Company for the financial year ended 31st March 2010 (the “Audited Accounts”), a certified true copy of which is attached as Exhibit 3 hereto. The Audited Accounts provide a true and fair view of the financial and contractual position of the Company in conformity with Indian GAAP;

5.1.13	The Company has valid and enforceable rights to use all Intellectual Property necessary for use in connection with the Business. The Company has applied for registration of the trademarks for all brands being used by the Company with the concerned authorities in India, in the name of the Company. To the best knowledge of the Promoter Group and the Company, subject to due verification, no Person is infringing any Intellectual Property rights of the Company. To the best knowledge of the Promoter Group and the Company, subject to due verification, the Company is not infringing any Intellectual Property rights or violating any rights of any other Person in respect of the use of the Intellectual Property rights of the Company;

5.1.14	The brands referred to in Article 5.1.13 above are being exclusively used by the Company, for the benefit of the Company.

5.1.15	Each material contract of the Company is in full force and effect and is valid and binding in accordance with its terms, and is consistent with market practice in respect of such contracts;

5.1.16	There are no actions, suits, arbitrations or proceedings, whether civil and/or criminal, pending or threatened in writing against the Company and /or the Promoter Group which would have a Material Adverse Effect on the Business or the financial condition of the Company and/or the Promoter Group or otherwise affecting the Company’s assets or the assets of the Promoter Group either in court or before any Governmental Agency;

5.1.17	The Company has not been in default or committed a breach of any loan agreement or other agreement, arrangement, facility, nor has there been an occurrence of any event which would have a Material Adverse Effect on the Business or the financial condition of the Company;

5.1.18	All agreements and transactions between the Company and related parties have been on an arms-length basis and if otherwise, are to the benefit of the Company;

5.1.19	The Company is a wholly owned subsidiary of the Parent (wherein one share is being held by the Ultimate Parent in the capacity of nominee of the Parent) which, in turn, is the wholly owned subsidiary of the Ultimate Parent. The names of the shareholders of the Company provided at Exhibit 2 are correct and complete in all respects;

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5.1.20	The Company hereby represents and confirms that no commission, brokerage, incentive or any payment was paid directly or indirectly to any employees of BCCL or to any other Person at their request/direction, as inducement for BCCL to enter into this Agreement.

5.1.21	Each of the representations and warranties shall be construed as a separate representation, warranty, covenant or undertaking, as the case may be, and shall not be limited by the terms of any other representation or warranty or by any other term of this Agreement; and

5.1.22	That the representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually) as set forth in Article 5.1 are true and correct in all respects as of the date of this Agreement and shall be deemed to be repeated and stand true and correct as of the Closing Date.

5.2	BCCL’s Representations And Warranties

BCCL hereby represents and warrants to the Company and the Promoter Group that:

5.2.1	BCCL has full legal right, power and authority to enter into, execute and deliver this Agreement and to perform the obligations, undertakings and transactions set forth herein, and this Agreement has been duly and validly executed and delivered by BCCL and constitutes legal, valid and binding obligations on BCCL, enforceable against BCCL in accordance with its terms.

5.2.2	The execution, delivery and performance of this Agreement will not conflict with, result in a breach of or default under, or require any consent under, its memorandum or articles of association or any of the contracts to which it is a party.

5.2.3	The execution, delivery and performance of this Agreement will not violate or contravene any law, statute, rule, regulation, licensing requirement, order, writ, injunction or decree of any court, governmental instrumentality or other regulatory, governmental or public body, agency or authority by which BCCL is bound.

5.2.4	Each of the representations and warranties shall be construed as a separate representation, warranty, covenant or undertaking, as the case may be, and shall not be limited by the terms of any other representation or warranty or by any other term of this Agreement; and

5.2.5	That the representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually) as set forth in Article 5.2 are true and correct in all material respects as of the date of this Agreement and shall be deemed to have been repeated and stand true and correct as of the Closing Date.

ARTICLE 6

COVENANTS

6.1	The Company and the Promoter Group, jointly and severally, covenant that they shall use reasonable endeavours to cause an initial public offering of the Common Stock of the Ultimate Parent (“IPO”) within a period of 4 (Four) years from the date hereof, including but not limited to obtaining all consents and approvals (corporate and otherwise) for the same in accordance with applicable laws to which Ultimate Parent is subject to. The Company and the Promoter Group further covenant that at the time of an IPO of the Parent/ Ultimate Parent the material terms of this Agreement shall be disclosed in the offer document to the mutual satisfaction of the Parties. It is specifically agreed that at the time of an IPO of the Ultimate Parent, the Ultimate Parent shall appropriately disclose to the market regulators and indicate in the prospectus/offer document for such IPO that a part of the proceeds of the IPO shall be earmarked for funding the purchase of the Shares held or to be held by BCCL, either by the Parent or by the Ultimate Parent and the same shall constitute a material condition of this Agreement.

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6.2	The Company shall file and the Parent/Ultimate Parent shall cause the Company to make all necessary filings with the appropriate authorities in respect of the issue and allotment of the Warrant.

6.3	BCCL covenants that the Warrant shall be subject to a lock-in period of the earlier of (i) the completion of filing of the final prospectus or (ii) 12 (Twelve) months from the Closing Date whichever occurs earlier.

6.4	The Company hereby covenants to BCCL that the Company shall on a continuous basis furnish the following information to BCCL:

6.4.1	Unaudited quarterly profit and loss account statements of the Company within 3 (Three) days from the same being approved at a board meeting of the Company and in any event no later than 45 (Forty-Five) days of the end of each quarter of the financial year of the Company;

6.4.2	Annual audited financials of the Company within 3 (Three) days from the same being approved at a board meeting of the Company and in any event, no later than 180 (One Hundred and Eighty ) days, of the date of each financial year-end;

6.4.3	Unaudited quarterly profit and loss account statements and Annual audited financials of the Ultimate Parent/Parent as and when available or approved by the Board of Directors of the Ultimate Parent/Parent;

6.4.4	Any change to the shareholding pattern of the Company, Parent and/or the Ultimate Parent including in the event of a merger or amalgamation of another entity with the Company, or the Parent or the Ultimate Parent, as the case may be, within 14 (Fourteen) Business Days of such change in the shareholding Pattern, except where such change is due to an inter-se transfer between the Promoter Group and/or ESOPs; and

6.4.5	All other information which is/would be disclosed by the Company to its shareholders.

6.5	The Company hereby agrees and covenants with BCCL that the Company shall and the Parent and the Ultimate Parent shall cause the Company to take all necessary steps to ensure that all transactions of the Company with related parties (being the Affiliates of the Company and the Promoter Group and the directors, employees and shareholders of the Company and the Promoter Group) shall take place on arms-length basis.

6.6	The Promoter Group and the–Company hereby agree that any Intellectual Property rights developed or acquired in future, through the Company or any of its personnel, in relation to the Business, shall be registered in the name of the Company and shall be to the benefit of the Company, to the exclusion of all others, including the Promoter Group, in perpetuity on and from the date hereof.

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6.7	The Promoter Group and the Company hereby undertake and agree that BCCL and/or any affiliate of BCCL, shall not be represented to any Person or in any disclosure, named or deemed as a ‘promoter’ in the prospectus or any other documents related to a public offering or otherwise and shall not be required to offer or make available the Shares held by BCCL for the purposes of any mandatory lock-in as applicable to ‘promoters’ under the ICDR Regulations in respect of public offerings or otherwise, nor shall any declaration or statement be made in this regard or in respect of making BCCL a “person acting in concert” with the Promoter Group (or any of them, as the case may be), either directly or indirectly, in filings with regulatory or governmental authorities as also stock exchanges, offer documents or otherwise.

6.8	The Company hereby covenants that it shall not sell, assign or in manner part with all or a part of its rights to any of the brands currently owned by the Company or acquired by the Company in future without having obtained the prior written consent of BCCL wherein BCCL undertakes not to withhold its consent unreasonably.

6.9	The Company and the Promoter Group shall be jointly and severally responsible for fulfilment of all obligations under this Agreement.

6.10	With respect to the Warrant, the Promoter Group and the Company hereby covenant that:

6.10.1-	Upon exercise of the Warrant, the Company shall compulsorily issue and allot such number of Shares being subscribed to by BCCL in terms of this Agreement.

6.10.2	The Company shall at all times keep available for issuance and delivery upon exercise of the Warrant such number of its Shares as may be required to permit the exercise in full the Warrant.

6.10.3	The Company shall ensure and the Promoter Group shall cause the Company to ensure that the authorised capital of the Company is at all times sufficient for the issue of the BCCL Shares, or is increased accordingly to permit for the issue of all the BCCL Shares, to BCCL.

6.10.4	If the Company, while the Warrant remain in effect, (i) splits or subdivides the outstanding Shares or determine that holders of Shares are entitled to receive additional Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Shares (including any issue of bonus Shares); or (ii) decreases the number of Shares outstanding by a consolidation of the outstanding Shares; BCCL shall be entitled, upon exercise of the Warrant, to subscribe for the aggregate number and kind of Shares which, if the Warrant had been exercised as on the date of issue of the Warrant, that BCCL would have owned upon such exercise and been entitled to receive by virtue of such issue of additional shares, subdivision or consolidation; and the Subscription Price and the BCCL Shares shall automatically be adjusted immediately after the date on which the board of directors of the Company approves such issue of additional Shares, subdivision or consolidation. Such adjustments shall be made successively and cumulatively whenever any event listed above shall occur.

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6.10.5	Upon occurrence of a situation as envisaged in Article 6.10.4, the Company shall, at its expense, compute such adjustment in accordance with the terms hereof to reflect such adjustment in its registers and prepare and furnish to BCCL a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, no later than 7 (Seven) days from the date of such adjustment. Such certificate shall set forth (i) such adjustment and readjustment, and (ii) the number of Shares and the amount, if any, of other property that at the time would be received upon exercise of the Warrant.

6.11	If the Company, after the date hereof, proposes to effect a liquidation, dissolution or winding up of the Company then, in each such case, the Company shall send to BCCL a notice describing such proposed action and the economic terms of such action and, if applicable, specifying the date on which the Company’s books shall close, or a record shall be taken, for determining the holders of Shares entitled to participate in such action, or the date on which such liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date as of which it is expected that holders of Shares of record shall be entitled to receive securities and/or other property deliverable upon such action, if any such date is to be fixed. Such notice shall be sent to BCCL at least 21 (Twenty One) Business Days prior to the effective date of such liquidation, dissolution or winding up of the Company.

6.12	The Promoter Group and the Company hereby agree and confirm that the Company shall not use any or all of the names, singly or in combination with others, viz. “Times Group”, “Bennett, Coleman & Co. Ltd.”, “Brand Equity Treaties Ltd.”, “Times Private Treaties”, “Brand Capital” in any form whatsoever, in their letter-heads, brochures, visiting cards, advertisement material, letters issued for fund-raising / brochures / application forms for any purpose whatsoever, email footers, or any form of communication, whether official or unofficial, without the prior written consent of BCCL.

6.13	The Ultimate Parent shall intimate BCCL upon appointment of the merchant banker, by whatever name called, upon appointment of the same in connection with the IPO of the Ultimate Parent, within 10 (Ten) days from the date of such appointment.

6.14	The Company hereby covenants that it shall not amend its Articles of Association in any manner which results in removal of the additions made to the said Articles of Association under Article 3.1.6 of this Agreement, or otherwise render such additions ineffective, null and void.

ARTICLE 7

INDEMNITIES

7.1	The Company and the Promoter Group hereby agree, jointly and severally, to indemnify, defend and hold harmless BCCL and its lawful successors and assigns from and against any and all losses, liabilities, claims, damages, costs and expenses, including reasonable legal fees and disbursements in connection therewith (collectively “Claims”) incurred by BCCL, which directly arise out of, result from or may be payable by virtue of any breach of any representation, or warranty made by the Promoter Group and/or the Company, or any covenants or agreements made or obligations required to be performed by the Promoter Group and/or the Company pursuant to this Agreement, provided that:

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(i)	the indemnity as aforesaid shall relate only to actual losses directly incurred by BCCL and its lawful successors and permitted assigns by virtue of any breach of any representation, or warranty made by the Company and/or the Promoter Group’s covenants or agreements made or obligations required to be performed by the Company and/or the Promoter Group pursuant to this Agreement; and

(ii)	any claim for indemnity pursuant to this Article shall be made by the BCCL and its lawful successors and assigns by notice in writing to the Company and the Promoter Group.

7.2	BCCL agrees to indemnify, defend and hold harmless the Promoter Group, the Company and their respective lawful successors and permitted assigns from and against all or any Claims incurred by them or any of them, which directly arise out of, result from or may be payable by virtue of any breach of any representation, warranty, covenant or agreement made or obligation required to be performed by BCCL pursuant to this Agreement provided that:

(i)	the indemnity as aforesaid shall relate only to actual losses directly incurred by the Promoter Group, the Company and their lawful successors and assigns by virtue of any breach of any representation, warranty, covenant or agreement made or obligation required to be performed by BCCL pursuant to this Agreement; and

(ii)	any claim for indemnity pursuant to this Article shall be made by the Promoter Group, the Company and their lawful successors and assigns by notice in writing to BCCL.

7.3	In the event the Indemnified Party (either BCCL and its lawful successors and permitted assigns pursuant to Article 7.1 or the Promoter Group, or the Company, their successors and permitted assigns pursuant to Article 7.2) receives any notice or communication from any third party in relation to any Claim, the Indemnified Party shall promptly notify the Indemnifying Party (either the Company and the Promoter Group pursuant to Article 7.1 or BCCL pursuant to Article 7.2) of such Claim. The Indemnified Party shall not admit compromise or settle the Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party may, if it so desires, by notice to the Indemnified Party, decide to defend such Claim on its own. In such circumstances, the Indemnified Party shall provide all further information or records at its disposal that may be necessary for Indemnifying Party for this purpose. The Indemnifying Party’s obligation to indemnify pursuant to this Article 7 shall arise immediately upon the Indemnified Party being required to make any payments or incur any liability pursuant to a Claim irrespective of any defence or right of appeal available to it.

7.4	The Indemnified Party shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses, which in the absence of mitigation might give rise to a liability in respect of any claim for indemnity under this Article 7.

7.5	The Indemnifying Party shall not be liable in respect of any claim for indemnity in relation to any losses or damages suffered by the Indemnified Party to the extent of any corresponding financial savings by or net financial benefit to the Indemnified Party arising directly therefrom.

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ARTICLE 8

EXIT

8.1	Put-Option

8.1.1	Within a period of 30 (Thirty) days of exercise of the Warrant into Shares, which exercise was triggered in relation to an event under Article 2.2.3 (a), BCCL shall have the right, by a written notice signed by BCCL (“Put Option Notice”), to require the Parent to purchase all the Shares held by BCCL (free from all Liens) as indicated by BCCL in the Put Option Notice, at a price per Share calculated as under (“Option Price”):

Option Price = Subscription Price as calculated under Article 2.2, with the applicable discount in terms of the said Article 2.2 duly added back.

The Parent shall complete the purchase of the Shares held by BCCL within 30 (Thirty) days from the date of the Put Option Notice.

8.1.2	In consideration for BCCL having entered into this Agreement, the Ultimate Parent hereby irrevocably and unconditionally guarantees to BCCL, that in the event, the Parent fails to complete the purchase of the Shares held by BCCL within 30 (Thirty) days from the date of the Put Option Notice, the Ultimate Parent shall unconditionally make payment of the Option Price as indicated in the Put Option Notice, without any demur or protest and simultaneously purchase the said Shares (free from all Liens), by itself or through any person nominated by it. Such payment by the Ultimate Parent shall be made on the day after the end of the said 30 (Thirty) day period.

8.1.3	Each of the Promoter Group and the Company hereby jointly and severally agree and undertake to exercise all the rights and powers available to them, including without limitation, their voting rights and their rights as and in respect of directors, to ensure and procure that the Promoter Group and the Company adhere to and comply with and discharge their obligations under this Agreement.

8.1.4	It is hereby agreed, that in the event that BCCL does not exercise its option under Article 8.1.1 within the period stipulated therein, the Parent shall have the right, exercisable, by a written notice (“Call Option Notice”), to require BCCL to sell all the Shares held by BCCL (free from all Liens) to the Parent or any Person nominated by the Parent, at a price per Share being not less than the Option Price. Upon service of the Call Option Notice, the Parties shall be obliged to complete the purchase of the Shares held by BCCL within 30 (Thirty) days from the date of the Call Option Notice.

8.2	Put Option 2

8.2.1	Notwithstanding anything to the contrary in this Agreement, within a period of 30 (Thirty) days of exercise of the Warrant into Shares (in the manner stated in Article 4.4 above which exercise was triggered in relation to an event under Article 2.2.3 (b), BCCL shall be entitled to exercise its right as provided in Article 8.1 above, at a price per Share being not less than the price per share at which the Shares of the Company / Parent /Ultimate Parent are proposed to be sold to the proposed third party transferor (“Option Price II”). It is hereby clarified that the event under Article 2.2.3 (b) shall be informed to BCCL under Article 6.4.4, in the manner stated therein. The Promoter Group or any of them as the case may be, shall be permitted to carry out the sale simultaenously with the purchase of the Shares offered by BCCL by Parent or the Ultimate Parent, as the case may be.

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Provided that BCCL shall not be required to provide any representations and warranties other than on ownership of its Shares and the Shares being free of any Liens and shall be entitled to receive the cash equivalent of any non-cash consideration in such sale.

8.2.2	It is hereby agreed, that in the event that BCCL does not exercise its option under Article 8.2.1 within the period stipulated therein, the Parent shall have the right, exercisable, by a written notice (“Call Option Notice II”), to require BCCL to sell all the Shares (free from all Liens) held by BCCL to the Parent or any Person nominated by the Parent, a price per Share being not less than the Option Price II IPO. Upon service of the Call Option Notice II, the Parties shall be obliged to complete the purchase of the Shares held by BCCL within 30 (Thirty) days from the date of the Call Option Notice II.

8.3	Right of First Refusal

8.3.1	Subject to the lock-in restriction in respect of the Warrants prescribed in Article 6.3, BCCL shall have the right to sell the Warrants by way of a negotiated deal to any third party (not being a Competitor) (such third party, hereinafter referred to as the “Eligible Buyer”) in the manner provided in this Article and shall be entitled to share such information with respect to the performance of the Company with such Eligible Buyer.

8.3.2	If BCCL desires to Transfer the Warrants by way of a negotiated deal, BCCL shall first give a written notice (the “Transfer Notice”) to the Parent, stating BCCL’s intention to Transfer the Warrants, the number of the Warrants proposed to be transferred, the identity and details of the proposed Eligible Buyer and the price and the other terms and conditions at which BCCL proposes to Transfer the Warrants.

8.3.3	Upon receipt of the notice, the Parent shall have the right to buy all (and not less than all) the Warrants offered by BCCL, by itself or by a person/entity nominated by it, at the price and on the same terms and conditions as specified in the Transfer Notice. Such a right shall be exercisable by a written notice from the Parent to BCCL, within 30 (Thirty) days from the date of receipt of the Transfer Notice sent by BCCL. In the event that the Parent or any person/entity nominated by it does not buy all Warrants specified in the Transfer Notice, then BCCL shall have the right to sell the Warrants to the said proposed Eligible Buyer on terms not more favourable than those specified in the Transfer Notice.

8.3.4	If the Parent, by itself or through an entity nominated by it, fails to purchase the Warrants within 21 (Twenty one) days from the date of the notice by which the Parent exercised its right to buy the Warrants, in addition to all other remedies available in law to BCCL, BCCL shall have the right to sell the Warrants, within a period of 30 days, from the expiry of the aforesaid period. If the said Transfer by BCCL of the Warrants is not consummated within the said 30 days, the right provided hereunder shall be deemed to be revived and such Warrants shall not be offered unless first reoffered to the Parent in accordance with this Article 8.3.

8.4	It is clarified that, subject to Article 8.3 above, BCCL shall have the right to transfer or sell or otherwise dispose of the the Warrants in any manner at the expiry of the lock-in period mentioned in Article 6.3 above-., except to a Competitor

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8.5	The Right of First Refusal contained herein, shall fall away, upon completion of an IPO of the Company.

8.6	In case of transfer of Warrants to any Eligible Buyer (“Ultimate Buyer”) under Article 8.3, Ultimate Buyer would not be entitled to information rights under clause 6.4 of this Agreement. For the avoidance of any doubt, the Articles 2, 4 and 8 of this Agreement would be applicable on the Ultimate Buyer in accordance with this Agreement.

ARTICLE 9

TERMINATION AND CONSEQUENCES OF TERMINATION

9.1	This Agreement may be terminated, and the transactions contemplated hereby abandoned, by any of the Parties, if the Conditions Precedent set forth in Article 3 are not satisfied, or waived (to the extent permissible under applicable Law) by the other party, within 14 (Fourteen) days of the date hereof.

9.2	Notwithstanding the provisions of Article 9.1 above, BCCL (the “Non-Defaulting Party”) may at its option terminate this Agreement at any time in the event of a breach by any other Party (the “Defaulting Party”) of any of its material representations, warranties, covenants or other obligations under this Agreement, which breach or failure, if capable of cure or remedy, has not been cured or remedied by the Defaulting Party within 14 (Fourteen) days of the receipt of written notice of such breach or failure from the Non-Defaulting Party. The termination by the Non Defaulting Party pursuant to a breach as aforesaid shall be without prejudice to all its rights and remedies under law available to the Non Defaulting Party including but not limited to the right to seek damages for the breach from the Defaulting Party. The ability of the Non Defaulting Party to terminate this Agreement pursuant to this Article 9.2 shall not in any way prejudice the ability of the Non Defaulting Party to seek specific performance of the obligations under the Agreement by the Defaulting Party.

9.3	In the event the Agreement is terminated by BCCL, the Company, by itself or through any person nominated by it, shall buy the Warrant from BCCL for an amount equal to the Warrant Subscription Amount. The Warrant Subscription Amount or any amount which is agreed between the Parties shall be paid to BCCL within 14 (Fourteen) days of termination of this Agreement entirely, without any adjustments/deductions.

9.4	The provisions of Articles 2, 4, 7, 8.1, 8.2 and 9.4, as well as the miscellaneous provisions of Article 10, shall survive the termination of this Agreement. Subject to the happening of the event mentioned in clause 9.3, the provision of this clause will not prevail/ apply.

ARTICLE 10

MISCELLANEOUS

10.1	Confidentiality: Each Party, shall keep all information and other materials passing between it and the other Party in relation to the transactions contemplated by this Agreement and also in relation to each of the Parties (the “Confidential Information”) confidential and shall not without the prior written consent of the other Party, divulge the Confidential Information to any other person or use the Confidential Information other than for carrying out the purposes of this Agreement.

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The obligations of confidentiality do not extend to information which:

(a)	Is disclosed with the consent of the Party who supplied the information;
(b)	Is, at the Closing Date, lawfully in the possession of the recipient of the information through sources other than the Party who supplied the information;
(c)	Is required by law;
(d)	Is generally and publicly available, other than as a result of breach of confidence by the Person receiving the information; and
(e)	Becomes available to BCCL in ordinary course of its publication business.

10.2	This Agreement shall be specifically enforceable at the instance of any Party. Parties agree that a Non Defaulting Party will suffer immediate, material, immeasurable, continuing and irreparable damage and harm in the event of any material breach of this Agreement and the remedies at law in respect of such breach will be inadequate (each Party hereby waives the claim or defence that an adequate remedy at law is available) and that such Non Defaulting Party shall be entitled to seek specific performance against the Defaulting Party for performance of its obligations under this Agreement in addition to any and all other legal or equitable remedies available to it.

10.3	The Parties agree that each Party shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation or enforce the performance of the covenants, obligations and representations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity, including without limitation a right for recovery of the amounts due under this Agreement and related costs and a right for damages.

10.4	This Agreement may be executed in 2 (two) or more counterparts, all of which shall constitute one and the same agreement.

10.5	Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court or Governmental Authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

10.6	Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or by or legible telefax addressed to the intended recipient at its address set forth below, or to such other address or or telefax number as either Party may from time to time duly notify to the others:

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If to BCCL:	Bennett, Coleman & Company Limited,
Times House,
7, Bahadurshah Zafar Marg,
New Delhi 110103

Fax:	# 91 11 23492040
Attention:	Director – Legal

CC: V.P. - Legal & Company Secretary,
Fax: +91 22 22731737

If to the Company:	Yatra Online Private Limited
Unit no 1101-1103, 11th Floor, Tower B, Unitech Cyber
Park, Sector-39,
Gurgaon

Fax:	91 124 3040543
Attention:	Mr. Alok Vaish, CFO

If to the Parent:	Yatra Online (Cyprus) Limited
115 Griva Digeni,
3101 Limassol, Cyprus

Fax:	91 124 3040543
Attention:	Mr. Dhruv Shringi

If to the Ultimate Parent:	Yatra Online Inc.
Address:	M&C Corporate Services Limited,
PO Box 309GT, Ugland House,
South Church Street,
George Town, Grand Cayman,
Cayman Islands

Fax:	91 124 3040543
Attention:	Mr. Dhruv Shringi

Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served at the time of delivery in the case of service by delivery in person or by post, and at the time of despatch in the case of service by telefax.

10.7	Each Party shall bear its own legal, accounting, professional and advisory fees, commissions and other costs and expenses incurred by it in connection with this Agreement and the transactions contemplated herein. All costs in relation to the Agreement including stamp duty payable on the Agreement, issue of share certificates shall be borne by the Company.

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10.8	No rights, liabilities or obligations under this Agreement shall be assigned by the Promoter Group and the Company without the prior written consent of BCCL. BCCL shall be entitled to assign its rights, liabilities and obligations under this Agreement to any of its group entities.

10.9	This Agreement supersedes all prior discussions and agreements (whether oral or written, including all correspondence) if any, between the Parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications thereof) contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

10.10	If the performance by either Party to this Agreement or of any obligation hereunder is prevented or restricted or interfered with by reason of force majeure such as:

(i)	war, terrorist attacks, revolution, strike, civil commotion, acts of public enemies, blockade or embargo; or

(ii)	any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect, of any Government Agency; or

(iii)	any other acts whatsoever beyond the reasonable control of the Party affected; then the Party so affected shall upon giving prior written notice to the other be excused from such performance to the extent that such cause prevents, restricts or interferes with it provided that it shall use its best efforts to avoid or remove such cause of non performance and shall continue performance hereunder with the utmost despatch whenever such causes are removed.

Upon such prevention, restriction or interference as aforesaid arising, the Parties shall meet forthwith to discuss what modifications (if any) may be required to the terms of this Agreement in order to arrive at an equitable solution. In the event that Parties are unable within a period of 30 days from the commencement of such discussions to arrive at a mutually acceptable solution, any of the Parties hereto shall be entitled to terminate this Agreement.

10.11	This Agreement shall be governed and interpreted by, and construed in accordance with the substantive laws of India, without giving effect to the principles of conflict of laws thereunder.

10.12	None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and neither Party shall have any authority to bind or shall be deemed to be the agent of the other in any way except as set out herein.

10.13	Any and all disputes or differences between the Parties arising out of or in connection with this Agreement or its performance shall, so far as it is possible, be settled by negotiations between the Parties amicably through consultation between a representative jointly on behalf of the Promoter Group and the Company and a representative on behalf of BCCL.

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10.14	Any dispute or difference arising out of or in connection with this Agreement, which cannot be amicably settled within 30 (thirty) days, shall be referred at the request in writing of the Party to binding arbitration by 1 (one) arbitrator to be appointed by mutual agreement between the Company and BCCL. If the Company and BCCL cannot mutually agree upon the same, then the dispute shall be decided by arbitration by a panel of 3 (three) arbitrators, one arbitrator being jointly appointed by the Promoter Group and the Company and BCCL appointing one arbitrator and the third arbitrator being appointed in accordance with the Arbitration and Conciliation Act, 1996 or any amendment thereof. The language of arbitration shall be English and the venue of arbitration shall be New Delhi and the award shall be given at New Delhi.

10.15	Subject to the provisions of this Article 10 and for such matters which the Court may have jurisdiction under and in respect of any arbitration proceedings, and subject further to applicable Laws in this regard, this Agreement shall be subject to the exclusive jurisdiction of the Courts in New Delhi.

10.16	No announcements or other disclosures concerning this agreement including Company’s and Promoter Group’s representations, warranties and covenants shall be made by any Party save in the form agreed in writing between the Parties or where required by applicable Law or regulation or any Government Agency or authority.

10.17	This Agreement may be amended only by the mutual consent of the Parties by an instrument in writing.

[REST OF THE PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

BENNETT, COLEMAN & CO. LTD.

Authorised Signatory
/s/ Puneesh Suri
Name: Puneesh Suri
Designation:

In presence of:
Name & Address:

YATRA ONLINE PRIVATE LIMITED

Authorised Signatory
/s/ Dhruv Shringi
Name: Dhruv Shringi
Designation:

In the presence of
Name & Address:

YATRA ONLINE (CYPRUS) LIMITED

Authorised Signatory
/s/ Alok Vaish
Name: Alok Vaish
Designation:

In the presence of
Name & Address:

YATRA ONLINE INC.

Authorised Signatory
/s/ Dhruv Shringi
Name: Dhruv Shringi
Designation:

In the presence of
Name & Address:

1. ________ 2. ________ 3. ________ 4. ________

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EXHIBIT 1

Form of Warrant Certificate

Warrant Certificate

YATRA ONLINE PVT. LTD.

WARRANT TO SUBSCRIBE TO

EQUITY SHARES OF THE COMPANY

Certificate No: _____

No. of Warrant: 1 (One)

FOR VALUE RECEIVED being the Warrant Subscription Price, ABC LTD. (the Company) hereby certifies that the holder of this certificate, i.e. Bennett, Coleman & Co. Ltd. (“Holder”) or transferee of the Holder is entitled, subject to the provisions stated in this certificate, to subscribe to such number of Shares of the Company, at any time or from time to time during the Warrant Exercise Period, as defined below, for an aggregate amount of Rs. 30,00,00,000/- (Rupees Thirty Crore only) of the Company, at a subscription price per Share equal to the Subscription Price. The term Shares shall mean the equity shares, having a par value Rs. 10/- (Rupee Ten only) each, of the Company.

1.	DEFINITIONS.

1.1	The following terms, as used herein, have the following respective meanings:

Net Warrant Exercise Amount has the meaning set out in the Subscription Agreement;

Share Allotment Date shall mean the date of allotment of Shares to the Holder, upon exercise of the Warrant;

Shares shall mean equity shares of the Company, having a par value of Rs 10/- (Rupees Ten only) per equity share, with one vote per equity share;

Subscription Agreement has the meaning set forth in paragraph 1.2 hereof;

Subscription Price shall have the meaning as set out in Article 2.3.1 of the Subscription Agreement or as revised in terms of Paragraph(s) 6 and 7 of the Certificate;

Warrant Exercise Period means the period commencing from the Closing Date, as defined in the Subscription Agreement, and ending on the fifth anniversary of the Closing Date;

Warrant Notice has the meaning set forth in paragraph 4.4.1 of the Subscription Agreement and shall be in the form annexed hereto as Annex A hereof;

Warrant Shares means the aggregate number of Shares to be allotted to the Holder upon exercise of the whole or any part of the Warrant;

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Warrant Subscription Price means an amount of Rs. 3,00,00,000/- paid by the Holder for allotment of the Warrant.

Warrant Value means the aggregate value of the Warrant, being Rs. 60,00,000/- (Rupees Sixty Lakh only), to the extent unexercised at any point of time.

1.2	Terms used herein, and not defined, shall have the same meaning as set out in the Warrant Subscription Agreement dated [•] executed between Bennett Coleman & Co. Ltd., ABC Ltd. and the Promoters of ABC Ltd. (“Subscription Agreement”).

1.3	In the event of any conflict between the terms of this Warrant Certificate and the Subscription Agreement, the Subscription Agreement shall prevail.

2.	EXERCISE OF WARRANT.

2.1	This Warrant may be exercised for whole or part of the Warrant Value, by presentation of a duly executed Warrant Notice to the Company at its registered office (or at such other address as the Company may hereafter notify the Holder in writing), accompanied by this Warrant Certificate and subject to payment of the Net Warrant Exercise Amount for the number of Shares as specified in such Warrant Notice.

2.2	Procedure for exercise of Warrant:

2.2.1	At any time during the Warrant Exercise Period, the Holder may exercise the Warrant for the Warrant Value and subscribe to the corresponding number of Shares in relation thereto, by serving a notice in writing to the Company (“Warrant Notice”). The Share Allotment Date shall be no later than 7 (Seven) Days from the date of the Warrant Notice.

2.2.2	The Warrant Notice along with the Warrant Certificate shall be delivered by the Holder to the Company.

2.2.3	The Holder and the Company shall meet on the Share Allotment Date, at the registered office (or at such other address as the Company may hereafter notify the Holder in writing), of the Company. The following actions shall take place on the Share Allotment Date:

2.2.3.1	The Holder shall by way of a cheque, deliver to the Company the Net Warrant Exercise Amount, in relation to exercise of the Warrant or part thereof;

2.2.3.2	The Company shall allot to the Holder such number of Shares as specified in the Warrant Notice and shall [credit to the Holder’s demat account the Warrant Shares or] handover duly stamped share certificate(s) representing the Warrant Shares to which the Holder is entitled to the extent of the Warrant exercised; and

2.3	The Company shall pay any and all stamp duty or similar taxes or fees (including fee, if any, to the Registrar of Companies) payable in respect of the issue of the Warrant Shares and the Warrant Certificate issued for the balance Warrant Value.

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2.4	The Warrant Shares so issued by the Company to the Holder shall rank pari passu with the existing Shares of the Company in all respects. The Warrant Shares so allotted and issued to the Holder shall carry the right to receive dividends.

2.5	Any Warrant Certificate surrendered upon exercise of the Warrant evidenced thereby shall be promptly cancelled by the Company and shall not be reissued and, except as expressly permitted hereunder, no Warrant Certificate shall be issued in exchange or in lieu thereof.

2.6	The Company shall be entitled to utilise the aggregate consideration paid by the Holder for subscribing to the Warrant Shares for any purpose whatsoever, including for building brands of the Company.

3.	RESERVATION OF SHARES

3.1	The Company hereby covenants and agrees that it will at all times cause to be reserved for issuance and delivery upon exercise of this Warrant such number of its Shares as will be sufficient to permit the exercise in full of the Warrant for the entire Warrant Value.

3.2	The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Shares (or other shares of its capital stock) delivered upon exercise of this Warrant shall be, duly authorized and, validly issued, fully paid, free and clear of all liens, security interests, charges and other encumbrance or restrictions on sale and free and clear of all pre-emptive rights.

3.3	The Company covenants and agrees that it shall ensure that all corporate, shareholder and other approvals required to be obtained by the Company in relation to exercise of the Warrant and issuance of the Warrant Shares under law shall be obtained by the Company.

4.	FRACTIONAL SHARES.

No fractional Shares shall be issued upon exercise of this Warrant, and the number of Shares to be issued shall be rounded to the nearest whole number. Whether or not fractional Shares are issuable upon such exercise shall be determined on the basis of the total number of Shares issuable upon exercise of this Warrant (for whole or part of the Warrant Value).

5.	ASSIGNMENT OR LOSS OF WARRANT.

5.1	This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation hereof at the registerd office (or at such other address as the Company may hereafter notify the Holder in writing) of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof.

5.2	Upon delivery by the Holder of an affidavit attesting to the loss, theft, destruction or mutilation of this Warrant, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date. In such event, the Holder shall indemnify the Company and hold it saved defended and harmless from all costs, expenses and liablities that it may incur due to the loss, theft, destruction or mutilation of this Warrant.

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5.3	The term Warrant as used herein includes any warrants into which this Warrant may be divided.

6.	ISSUANCE OF ADDITIONAL SHARES

6.1	If the Company, while the Warrant remain in effect, (i) splits or subdivides the outstanding Shares or determine that holders of Shares are entitled to receive additional Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Shares (including any issue of bonus Shares); or (ii) decreases the number of Shares outstanding by a consolidation of the outstanding Shares; BCCL shall be entitled, upon exercise of the Warrant, to subscribe for the aggregate number and kind of Shares which, if the Warrant had been exercised as on the date of issue of the Warrant, that BCCL would have owned upon such exercise and been entitled to receive by virtue of such issue of additional shares, subdivision or consolidation; and the Subscription Price and the BCCL Shares shall automatically be adjusted immediately after the date on which the board of directors of the Company approves such issue of additional Shares, subdivision or consolidation. Such adjustments shall be made successively and cumulatively whenever any event listed above shall occur.

6.2	Upon occurrence of a situation as envisaged in Article 6.1, the Company shall, at its expense, compute such adjustment in accordance with the terms hereof to reflect such adjustment in its registers and prepare and furnish to BCCL a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, no later than 7 (Seven) days from the date of such adjustment. Such certificate shall set forth (i) such adjustment and readjustment, and (ii) the number of Shares and the amount, if any, of other property that at the time would be received upon exercise of the Warrant.

7.	CERTIFICATES AND NOTICES.

7.1	Upon occurrence of a situation as envisaged in Paragraph 6, the Company shall, at its expense, compute such adjustment in accordance with the terms hereof to reflect such adjustment in its registers and prepare and furnish to the Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, no later than 7 (Seven) days from the date of such adjustment. Such certificate shall set forth (i) such adjustment and readjustment, and (ii) the number of Shares and the amount, if any, of other property that at the time would be received upon exercise of the Warrants.

8.	FORFEITURE

In the event the Holder does not exercise its option to acquire all the Warrant Shares within the Warrant Exercise Period, the Warrant Subscription Price (in proportion to the unexercised Warrant Value) shall be forfeited by the Holder and the Warrant shall lapse. If the Holder exercises the Warrant for only a part of the Warrant Value during the Warrant Exercise Period, then such part of the Warrant Value which has not been so exercised shall lapse and the Warrant Subscription Price in relation to the unexercised portion shall be retained by the Company.

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9.	TRANSFERABILITY

The Warrant shall be transferable through endorsement and delivery, subject to the provisions of lock-in in terms of Article 6.3 of the Subscription Agreement.

10.	GOVERNING LAW.

This Warrant shall be governed and construed in accordance with the laws of India.

IN WITNESS WHEREOF, the Company has duly caused this Warrant Certificate to be issued under its Common Seal and signed by its duly authorized officer and to be dated as of _______________, 2011.

YATRA ONLINE PVT. LTD.

By:

Name:

Title:

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ANNEXURE A

WARRANT NOTICE

Dated ___________

To:	ABC LTD.

The undersigned hereby irrevocably elects to exercise the accompanying Warrant for a value of [Insert the amount of Warrant Value that is proposed to be exercised] for the purchase of Shares of ABC Ltd. and irrevocably elects to subscribe to [_________________] Shares issuable upon the exercise of such Warrant. The undersigned agrees to become a member of the Company with respect to the Shares issuable upon exercise of the Warrant and requests that the demat account of the undersigned be credited / share certificates for such Shares be issued in the name of the undersigned.

If the undersigned has exercised the Warrant in part only, i.e, for a part of the Warrant Value only, the undersigned requests that a new Certificate evidencing the right of the Holder to exercise the Warrant for the balance Warrant Value and subscribe to the corresponding Warrant Shares be issued and delivered to the undersigned.

(Please print name and address.)

Date:                          ,

[HOLDER]

By:
Name:
Title:

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EXHIBIT 2

Shareholding Pattern of the Company

#	Name	No. of Shares	Shareholding %
1	Yatra Online (Cyprus) Ltd	45,34,027	99.99%
2	Yatra Online, Inc.	1	0.01%
	Total	45,34,028

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